Exhibit 20.1

Capital One Master Trust (RECEIVABLES)*

MONTHLY PERIOD: May 2005

1)	Beginning of the Month Principal Receivables:	$36,677,722,003.23
2)	Beginning of the Month Finance Charge Receivables:	$677,369,600.86
3)	Beginning of the Month AMF Receivables :	$77,615,073.56
4)	Beginning of the Month Discounted Receivables:	$0.00
5)	Beginning of the Month Total Receivables:	$37,432,706,677.65

6)	Removed Principal Receivables:	$0.00
7)	Removed Finance Charge Receivables:	$0.00
8)	Removed AMF Receivables	$0.00
9)	Removed Total Receivables:	$0.00

10)	Additional Principal Receivables:	$0.00
11)	Additional Finance Charge Receivables:	$0.00
12)	Additional AMF Receivables	$0.00
13)	Additional Total Receivables:	$0.00

14)	Discounted Receivables Generated this Period:	$0.00

15)	End of the Month Principal Receivables:	$36,198,884,357.12
16)	End of the Month Finance Charge Receivables:	$667,440,796.15
17)	End of the Month AMF Receivables	$76,006,728.20
18)	End of the Month Discounted Receivables:	$0.00
19)	End of the Month Total Receivables:	$36,942,331,881.47

20)	Excess Funding Account Balance	$0.00
21)	Adjusted Invested Amount of all Master Trust Series	$31,467,221,713.23

22)	End of the Month Seller Percentage	13.07%

Capital One Master Trust (DELINQUENCIES AND LOSSES)

MONTHLY PERIOD: May 2005

			ACCOUNTS	RECEIVABLES

1)	End of the Month Delinquencies:
	2)	30 - 59 days delinquent	411,424	$459,869,540.19
	3)	60 - 89 days delinquent	241,146	$292,302,193.94
	4)	90+ days delinquent	479,188	$642,690,770.79

	5)	Total 30+ days delinquent	1,131,758	$1,394,862,504.92

	6)	Delinquencies 30 + Days as a Percent of End of the Month Total Receivables		3.78%

7)	Defaulted Accounts during the Month		179,913	$188,166,806.95

8)	Annualized Default Rate as a Percent of Beginning of the Month Principal Receivables			6.16%

*For calculation purposes, Beginning of Month Principal Receivables includes Additional Principal Receivables

Capital One Master Trust (COLLECTIONS)
MONTHLY PERIOD: May 2005

			COLLECTIONS	PERCENTAGES

1)	Total Collections and Gross Payment Rate**		$6,369,930,363.88	17.02%

2)	Collections of Principal Receivables and Principal Payment Rate		$5,732,180,964.46	15.63%

	3)	Prior Month Billed Finance Charges and Fees	$458,756,976.85
	4)	Amortized AMF Income	$43,983,512.52
	5)	Interchange Collected	$89,072,481.54
	6)	Recoveries of Charged Off Accounts	$55,341,584.96
	7)	Collections of Discounted Receivables	$0.00

	8)	Collections of Finance Charge Receivables and Annualized Yield	$647,154,555.87	21.17%

Capital One Master Trust (AMF COLLECTIONS)
MONTHLY PERIOD: May 2005

1)	Beginning Unamortized AMF Balance			$235,248,905.53
	2)	+ AMF Slug	$0.00
	3)	+ AMF Collections	$34,578,356.07
	4)	- Amortized AMF Income	$43,983,512.52
5)	Ending Unamortized AMF Balance			$225,843,749.08

**Total Collections and Gross Payment Rate is calculated as a Percent of Beginning of Month Total Receivables which includes Additional Total Receivables